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Exhibit 2.9

                              SHAREHOLDER AGREEMENT


         THIS SHAREHOLDER AGREEMENT ("Agreement") is made to be effective as of February 1, 2002 by and among Jens Oilfield Services, Inc., a Texas corporation (the "Corporation"), Jens H. Mortensen, Jr., ("Mortensen") and Allis-Chalmers Corporation, a Delaware corporation ("ACC")(each of Mortensen and ACC being referred to individually as a "Shareholder" and collectively as the "Shareholders") with respect to all of the now or hereafter issued and outstanding shares of common or preferred stock or other issued and outstanding securities of the Corporation (including options, warrants and convertible instruments), presently or hereafter owned by each of the Shareholders (the "Stock"). Any reference to Stock owned by a Shareholder shall mean all of the Stock held in that Shareholder's name and including, but not limited to, any community property interest of the Shareholder's spouse in such stock.

         WHEREAS, the Shareholders are presently the holders of record of all of the issued and outstanding shares of the Stock of the Corporation; and

         WHEREAS, the Shareholders believe that it would be in the best interest of the Shareholders and the Corporation to place certain restrictions upon the right of any Owner of Stock to transfer any Stock owned by such Owner; and

         WHEREAS, the directors of the Corporation, having considered the provisions of this Agreement, have resolved that in their opinions the restrictions upon the transfer of the Stock of the Corporation and the provisions for the redemption and/or purchase of the Stock, all as hereinafter set forth, are in the best interest of the Corporation.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

         Section 1.01. DEFINITIONS OF CERTAIN AGREEMENT TERMS. For purposes of this Agreement, the terms hereinafter set forth shall have the following definitions unless otherwise specifically stated.

         (a) BANKRUPTCY CODE. The term "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978, as amended.

         (b) BUSINESS DAYS. The term "Business Days" shall mean days that are not Saturdays, Sundays, or legal holidays in the United States or the State of Texas.

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         (c)      CLOSING. The term "Closing" shall have the meaning set forth in Section 4.01 of this Agreement, unless "Closing" is otherwise defined in a specific section.

         (d) CLOSING DATE. The term "Closing Date" shall have the meaning set forth in Section 4.01 of this Agreement, unless "Closing Date" is otherwise defined in a specific section.

         (e) COMPETING EMPLOYMENT RELATIONSHIP. A "Competing Employment Relationship" shall exist between a person and the Corporation if such person, directly or indirectly, without the prior written consent of the Corporation, renders services for any person (including self-employment) or entity other than the Corporation (i) that are similar to the services he or she renders or that other employees customarily render to the Corporation, or (ii) that are similar to the services that the Corporation customarily renders to its clients. For the purpose of this definition Tex-Mex Rental & Supply Company, a Texas corporation ("Tex-Mex") owned by Mortensen and his family shall not be deemed a Competing Employment Relationship.

         (f) CORPORATION. The term "Corporation" shall mean Jens Oilfield Services, Inc., a Texas corporation.

         (g) EMPLOYMENT RELATIONSHIP. An Employment Relationship shall exist between a person and the Corporation if such person is employed by the Corporation on a continuing basis pursuant to which such person customarily renders substantially all of his or her business time and efforts to the performance of duties assigned to him or her by the Corporation, subject to reasonable periods of absence for vacations. An Employment Relationship also shall be deemed to exist between the Corporation and a person regardless of the quantum of business time devoted by such individual to the performance of duties assigned to him or her by the Corporation, so long as the Board of Directors of the Corporation believes such person is adequately performing his or her duties as an employee of the Corporation.

         (h) EVENT OF TRANSFER. The term "Event of Transfer" shall mean the completion of any Transfer, as that term is defined herein.

         (i) EXCESS OFFERED STOCK. The term "Excess Offered Stock" shall have the meaning set forth in Section 3.03 of this Agreement.

         (j) FIRST REFUSAL NOTICE DATE. The term "First Refusal Notice Date" shall have the meaning set forth in Section 3.01 of this Agreement.

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         (k)      NOTICE OF RIGHT OF FIRST REFUSAL. The term "Notice of Right of
                  First Refusal" shall have the meaning set forth in Section
                  3.01 of this Agreement.

         (l) OFFER PRICE. The term "Offer Price" shall have the meaning set forth in Section 3.01 of this Agreement.

         (m) OFFERED STOCK. The term "Offered Stock" shall have the meaning set forth in Section 3.01 of this Agreement.

         (n) OFFEROR SHAREHOLDER. The term "Offeror Shareholder" shall have the meaning set forth in Section 3.01 of this Agreement.

         (o)      OTHER SHAREHOLDERS. The term "Other Shareholders" shall, in
                  Article III, mean the Shareholders that are not the Offeror Shareholder.

         (p) OWNED. Stock referred to as being "owned" by any person shall include all Stock owned (whether acquired before or after this date) as the separate property of such person, all Stock owned as the community property of such person and his or her spouse that is registered in the name of such person, all Stock acquired by gift, partition or other transfer of community property Stock, and any shares into which any such Stock, or any portion thereof, may be converted. A person who owns Stock is sometimes referred to as an "Owner." While a spouse of a Shareholder may own an interest in Stock that is deemed to be "owned" by such Shareholder under this definition, the term "Shareholder" as used in this Agreement does not apply to the spouse of any such named party to this Agreement unless such spouse also owns Stock.

         (q) PERMITTED TRANSFERS. The term "Permitted Transfers" shall have the meaning set forth in Section 3.07 of this Agreement.

         (r) PURCHASE PRICE. The term "Purchase Price" shall have the meaning set forth in Section 3.05 of this Agreement.

         (s) SHAREHOLDER. The term "Shareholder" shall include all of the individuals who own Stock in the Corporation who are parties to this Agreement, and any persons who subsequently shall become parties to this Agreement.

         (t) SHAREHOLDER'S ESTATE. A "Shareholder's Estate" shall mean and include a deceased Shareholder's executor, administrator or similar personal representative (if one has qualified and is then acting), and his or her surviving spouse, heirs, beneficiaries, devisees and legatees to the extent, if any, that their action is required in order to effect a full and complete transfer of such deceased Shareholder's Stock pursuant to the terms of this Agreement. The general agent of the persons and entities comprising a Shareholder's Estate shall be his or her duly appointed and qualified executor or administrator, or his or her surviving spouse where no such representative is appointed, and all notices and communications hereunder shall be effected to and through such general agent.

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         (u)      SHAREHOLDER'S STOCK. Stock referred to as being owned by a
                  Shareholder at any point in time, sometimes referred to as "Shareholder's Stock", shall include any shares of Stock owned by such Shareholder at such time.

         (v) STOCK. The term "Stock" shall have the meaning set forth in the introductory paragraph of this Agreement.

         (w) THIRD PARTY OFFER. The term "Third Party Offer" shall have the meaning set forth in Section 3.01 of this Agreement.

         (x) TRANSFER. The term "Transfer" shall have the meaning set forth in Section 2.01 of this Agreement.

         (y) TRANSFEREE. A "Transferee" or "Transferees" shall include any lineal descendant of a Shareholder, any custodian, guardian or other representative for a lineal descendant of a Shareholder, and the trustee of any trust created for the benefit of a Shareholder's lineal descendant(s) and any other party who succeeds to the ownership of any Stock originally owned by a Shareholder whether by purchase, assignment, gift, bequest, devise, levy, execution or any other means of transfer. At such time as a Transferee shall become a Shareholder and become a signatory to this Agreement, he or she shall cease to be a "Transferee" hereunder. The Shareholder from whom a Transferee acquired Stock, or the general agent of such Shareholder's Estate if such Shareholder is deceased, shall constitute the general agent for all of such Shareholder's Transferees, and all notices and communications hereunder shall be effected to and through such general agent.

                                   ARTICLE II

                          RESTRICTIONS AGAINST TRANSFER
                          -----------------------------

         Section 2.01. TRANSFER OF STOCK RESTRICTED. Each of the Shareholders agrees that he, she or they will not in any way Transfer (as defined herein) any of his or their Stock, or any right or interest therein, without the prior written consent of the Corporation and the other Shareholders, except for Permitted Transfers or other Transfer that meets the requirements of this Agreement. "Transfer" shall, herein, mean the sale, exchange, assignment, pledge, gift, hypothecation, transfer or other disposition (whether voluntary or involuntary) by a Shareholder of his or her Stock, either directly or indirectly, to any third party or any offer or attempt to accomplish any of the foregoing. Transfer will specifically not include for purposes of this Agreement, the pledge by ACC of its Stock in the Corporation to Wells Fargo Credit, Inc. and Wells Fargo Energy Capital, Inc. (collectively, "WELLS FARGO") pursuant to the financing of its acquisition of the Stock of the Corporation,

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which Stock has been pledged to Wells Fargo as of the date hereof or the exercise of the Mortensen Option (as defined in Section 6.03 hereof). Any purported Transfer in violation of any provision of this Agreement will be void and will not operate to transfer any right, title, or interest in the Stock to the purported Transferee, and will give the Corporation and the other Shareholders an option to purchase such Stock in the manner and on the terms and conditions provided in this Agreement. The right of the Corporation to exercise its option to purchase the Stock is subject to the laws of the State of Texas governing the rights of the corporation to purchase its own shares.


                                   ARTICLE III

                             RIGHT OF FIRST REFUSAL
                             ----------------------

         Section 3.01. NOTICE OF RIGHT OF FIRST REFUSAL. In the event that a Shareholder receives a bona fide offer (a "Third Party Offer") for the purchase of all or a part of his or her Stock (or any rights or interests therein) that such Shareholder desires to accept, such Shareholder (the "Offeror Shareholder") agrees to give written notice of such Third Party Offer (the "Notice of Right of First Refusal") to the Secretary of the Corporation and to the other Shareholders (the "Other Shareholders"). The notice must set forth the name of the proposed Transferee, the number of shares to be transferred (the "Offered Stock"), the price per share (the "Offer Price"), all details of the payment terms, and all other terms and conditions of the proposed Transfer. A Third Party Offer may not contain provisions related to any property other than the Stock of the Offeror Shareholder, and the Offer Price shall be expressed only in terms of cash contained in the proposed transfer. The Offeror Shareholder shall deliver such Notice of Right of First Refusal to the parties noted above immediately upon receiving such Third Party Offer, but in any event not less than sixty (60) days prior to the date of the proposed Transfer. An offer for the purchase of Stock in which property other than cash is to be exchanged for the Stock shall not be considered a valid Third Party Offer hereunder.

         The last date that the Notice of Right of First Refusal is received by the Other Shareholders shall constitute the "First Refusal Notice Date." The Corporation shall be obligated to promptly determine the First Refusal Notice Date following its receipt of a Notice of Right of First Refusal, and such date shall be promptly communicated in writing by the Corporation to all Shareholders within five (5) days of the determination of such date. For purposes of this
Section 3.01, a "Third Party Offer" to purchase part or all of a Shareholder's Stock shall mean a written offer to purchase such Stock from a person or entity unrelated to that Shareholder. Without limitation of the generality of the foregoing, a Third Party Offer does not include an offer where the Shareholder receiving such offer has an option or obligation to reacquire all or part of the Stock covered by such offer.

         Notwithstanding the foregoing provisions of this Section 3.01, if the proposed Transfer is entirely donative with no consideration to be received for the proposed Transfer, the Offer Price therefor shall be equal to $10.00.

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         Section 3.02. PRIMARY RIGHT OF FIRST REFUSAL BY CORPORATION. The
Corporation shall have the sole and exclusive option to acquire all or any portion of the shares of Stock offered for Transfer in accordance with the provisions of the Notice of Right of First Refusal for a period of twenty (20) days from the First Refusal Notice Date. The Corporation may exercise such option by giving written notice of exercise to the Offeror Shareholder and to all Other Shareholders prior to the termination of its exclusive option period. Such notice of exercise shall refer to the Notice of Right of First Refusal and shall set forth the number of shares of Stock to be acquired by the Corporation.

         Section 3.03. SECONDARY RIGHT OF FIRST REFUSAL BY OTHER SHAREHOLDER(S). The Other Shareholders shall have the exclusive option from the twenty-first day to the fortieth day following the First Refusal Notice Date, to acquire the Offered Stock not being acquired by the Corporation in accordance with the procedure described in this Section 3.03. The Other Shareholders may, by agreement, allocate among themselves the right to acquire such part of the Offered Stock that will not be acquired by the Corporation.

         In the absence of such an agreement between the Other Shareholders, each Other Shareholder will be entitled to give written notice to the Offeror Shareholder, to the Corporation, and to the Other Shareholders, within forty
(40) days from the First Refusal Notice Date, of such Shareholder's election to acquire all or any part of such Offered Stock that is not being acquired by the Corporation ("Excess Offered Stock"). If the Other Shareholders' offers to purchase exceed the amount of Excess Offered Stock, the option to acquire such Stock shall be allocated among the Other Shareholders desiring to purchase it as follows:

(i) Each Other Shareholder shall be absolutely entitled to acquire any number of shares of Excess Offered Stock that is equal to or less than their proportionate part of such Excess Offered Stock, based upon the number of shares owned by each Other Shareholder electing to acquire any of the Excess Offered Stock;

(ii) Each Other Shareholder electing to acquire more than their proportionate part of the Excess Offered Stock under the previous allocation step may acquire a proportionate part of the remainder of the Excess Offered Stock that is not previously allocated to Other Shareholders, (i.e., because some acquiring Other Shareholders did not elect to acquire their entire ratable portion under the preceding allocation step), based upon the number of shares of Stock owned by each such acquiring Other Shareholder who has elected to acquire more than their proportionate part of the Excess Offered Stock;

(iii) The allocation procedure described in Paragraph (ii) shall be repeated until all of the Excess Offered Stock has been allocated among all of the Other Shareholders electing to acquire such Excess Offered Stock and no such acquiring Other Shareholder has been allocated more than his proportionate share of the remaining Excess Offered Stock under the last such allocation step.

         If a husband and wife are both Shareholders, the Stock owned by each such spouse shall be limited to the Stock actually registered in a spouse's name plus one-half of the Stock registered in the joint names of both spouses for the limited purpose of determining each Other Shareholder's proportionate part of the Offered Stock.

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         If the Corporation and Other Shareholders have not given written notice of election to acquire all of the Offered Stock within forty (40) days of the First Refusal Notice Date, then between the forty-first and fiftieth day following the First Refusal Notice Date the Corporation or any of the Other Shareholders may give written notice to the Offeror Shareholder, to the Corporation, and to the Other Shareholders of an election to purchase any or all of the Offered Stock that the Corporation or Other Shareholders have not previously agreed to purchase. Such additional shares of Stock shall be allocated on a first-to-give notice basis determined as of the date written notice is received by the Corporation.

         Section 3.04. REQUIREMENT TO PURCHASE ALL OFFERED STOCK. Notwithstanding the provisions of the preceding Section 3.03, the options to purchase shares of Stock described in the Notice of Right of First Refusal may be exercised and the Closing consummated only if the Corporation and the Other Shareholders collectively agree to purchase all of the shares of the Offered Stock.

         Section 3.05. PURCHASE PRICE. The total purchase price (the "Purchase Price") for all the Stock to be purchased pursuant to Article III will be the total purchase price for the proposed Transfer, and upon the same terms and conditions, as set forth in the Third Party Offer.

         Section 3.06. COMPLIANCE REQUIRED. Any Transfer described in this
Article III of a Shareholder's Stock without complying with the giving of a Notice of Right of First Refusal and the Right of First Refusal provisions of this Article III shall be void, and the Corporation shall issue a Notice of Right of First Refusal upon discovery of such Transfer, a copy of which shall be sent to the person or entity making such Transfer, his or her Transferee, the Corporation, and all Shareholders. The duty of the Corporation to see to the issuance of such Notice of Right of First Refusal shall not be considered to be elective, but shall be mandatory. Upon the giving of the Notice of Right of First Refusal, the time periods for the exercise of the options specified in Sections 3.02 and 3.03 shall commence running. If a Notice of Right of First Refusal had already been given to the Corporation, but the Corporation is required to issue a new Notice of Right of First Refusal under this Section, the prior Notice of Right of First Refusal shall have no effect and the time periods under the Notice of Right of First Refusal issued by the Corporation shall apply.

         Section 3.07. PERMITTED TRANSFERS. The following transfers of Stock shall be Permitted Transfers that do not require the giving of a Notice of a Right of First Refusal under this Article III. Notwithstanding any other provisions of this Agreement, a transfer or disposition in the manner described below shall be permitted: (i) a Transfer by will or intestate succession to such Shareholder's executors, administrators, testamentary trustees, legatees or beneficiaries, (ii) a Transfer in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to Rule 144 promulgated thereunder, (iii) a Transfer to one or more Related Parties of such Shareholders and (iv) a Transfer in connection with the pledge of Stock by ACC to Wells Fargo as described in Section 2.01 hereof or any action taken in connection with such pledge. As used herein, the term "Related Parties," with respect to any person or entity means: (a) any other person or entity that directly or indirectly, through one or more intermediaries, has control of or is controlled by, or is under common control with, the person or entity specified; and (b) with respect to any Shareholder which is an individual, a lineal descendent, sibling, lineal descendent of a sibling, in each case whether by blood or adoption, parent, spouse, spouse of a lineal descendent or lineal descendent of a sibling (collectively, "Family Members"), or a trust for the benefit of one or more Family Members.

         Section 3.08. TRANSFER UNDER OTHER ARTICLES. Notwithstanding any other provision of this Article III, a Transfer pursuant to the provisions of Article VI shall be permitted without complying with the Right of First Refusal provisions of this Article III.


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                                   ARTICLE IV

                      CLOSING AND PAYMENT OF PURCHASE PRICE
                      -------------------------------------

         Section 4.01. CLOSING DATE AND LOCATION. If no other Closing is set by the article hereof applicable to a purchase or sale hereunder, the closing of the purchase and sale of the shares of Stock (the "Closing") provided for in this Agreement will be held 10:00 a.m. at the offices of the Corporation on the thirtieth (30th) day following the giving of the last notice of election indicating a sale and purchase is to be made under the terms of this Agreement, or such other date and place as the parties may agree (the "Closing Date").

         Section 4.02. MANNER OF PAYMENT. At the Closing, the Shareholders purchasing such shares of Stock will pay their respective portions of the cash purchase price by a cashier's check drawn on a bank in Houston, Texas. The full amount of the purchase price must be paid at the Closing, unless the terms of sale permit otherwise, or the parties hereto agree to permit another method of payment. At the Closing, the Offering Shareholder or other person or persons holding such shares of Stock will duly execute and deliver the certificates evidencing such shares of Stock to the purchaser, in proper form for transfer, free and clear of all liens, adverse claims and encumbrances, except as contained in this Agreement.

                                    ARTICLE V

                   PREEMPTIVE RIGHT AND FUTURE STOCK ISSUANCE
                   ------------------------------------------

         Section 5.01. PREEMPTIVE RIGHT. In the event the Corporation proposes to issue or sell any new capital stock ("NEW STOCK" for purposes of this Section 5.01), it will give the Shareholders written notice of its intention, describing the type of New Stock and the price and terms upon which the Corporation proposes to issue or sell the New Stock. The Shareholders will have ten (10) days from the date of receipt of such notice to agree to purchase their respective pro rata percentage of the New Stock for the price and upon the terms specified in the notice by giving written notice to the Corporation stating the quantity of New Stock agreed to be purchased pursuant to the preemptive right granted under this Section 5.01. The preemptive right granted under this Section
5.01 will expire upon the sale of any Stock by the Shareholders under this Agreement or in the event that the Shareholders do not exercise their preemptive right upon any issuance or sale of New Stock by the Corporation.

         Section 5.02. FUTURE STOCK ISSUANCE. The Corporation agrees that, as a part of the consideration to be received for the issuance of any additional Stock by the Corporation, the Corporation shall require the purchaser of such Stock, and the spouse of such purchaser (if any), to assume all of the rights, restrictions and obligations that are conferred and imposed upon the Shareholders and their spouses pursuant to the terms of this Agreement, such purchaser and his or her spouse to evidence their agreement to be so bound by becoming signatory parties to this Agreement in their respective capacities as Shareholder and spouse of a Shareholder. The Shareholders agree to enter into an amendment to this Agreement providing that any such purchaser shall be deemed to be a Shareholder of the Corporation, and that such purchaser's spouse shall be deemed to be a spouse consenting to the terms of this Agreement. Prior to the


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issuance of any additional Stock of the Corporation, the Shareholders who are
parties to this Agreement shall be allowed to purchase any additional Stock to be offered by the Corporation upon such terms as the Corporation may so offer in order to maintain their pro rata ownership in the Corporation.

         Section 5.03.     RESTRICTED ACTIVITIES.

         (a) ACC, Mortensen and JOS acknowledge that JOS has entered into that certain Credit and Security Agreement with Wells Fargo, whereby JOS has borrowed under certain term loans and revolving credit loans from Wells Fargo ("Wells Fargo Debt"). ACC and Mortensen agree that, except for the initial Wells Fargo Debt, JOS will not incur additional indebtedness in excess of $500,000.00 without the written consent of eighty-five percent (85%) of the outstanding Stock. It is also acknowledged and agreed by ACC, Mortensen and JOS that the proceeds from the Wells Fargo Debt will be loaned by JOS to ACC as evidenced by that certain promissory note of even date herewith from ACC to JOS.

         (b) ACC, Mortensen and JOS acknowledge that JOS has loaned funds to ACC pursuant to that promissory note (fixed rate) ("ACC Note") of even date herewith. ACC, JOS and Mortensen agree that except for the ACC Note, JOS will not make any additional loans to ACC or any of its affiliates in excess of $500,000 without written consent of eighty-five percent (85%) of the outstanding Stock.

                                   ARTICLE VI

             BRING-ALONG RIGHT, TAG-ALONG RIGHT AND MORTENSEN OPTION
             -------------------------------------------------------

         Section 6.01.     BRING-ALONG RIGHT.

                  (a) PROPOSED TRANSFER. If one or more Shareholders ("Sellers" for purposes of this Article VI) propose to Transfer (in a sale consummated in a single transfer or series of related transfers to a single purchaser or a group of purchaser as part of a single transaction or group of related transactions) Stock representing fifty-one percent (51%) or more of the then outstanding Stock (a "Transfer" for purposes of this Article VI), and provided that the Transfer is not an Permitted Transfer (as defined in Section 3.07 hereof), then such Sellers shall have the right ("Bring-Along Right"), but not the obligation, to cause each of the Other Shareholders ("Other Shareholders" for purposes of this Article VI) to tender to the third-party offeror(s) ("Third Party") for purchase, at the same price per share of Stock and on the same terms of payment and conditions as apply to such Sellers, the Stock held by such Other Shareholders equal to the total number of shares of Stock held by such Other Shareholders multiplied by a fraction, the numerator of which is the number of shares of Stock the Sellers propose to themselves Transfer to the Third Party, and the denominator of which is the aggregate number of shares of Stock held by Sellers. A determination by the Sellers to exercise the Bring-Along Right shall be made based upon a written agreement to do so executed by Sellers holding at least fifty-one percent (51%) of the then outstanding Stock of the Corporation. In the event that Shareholders owning in the aggregate fifty- one percent (51%) or more of the outstanding Stock of the Corporation propose to Transfer such Stock, and exercise the Bring-Along Right under this Section, then the other provisions of this Agreement shall be suspended and inapplicable with regard to such Transfer except for the option by Mortensen as set forth in Section 6.03 hereof.

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

                  (b) BRING-ALONG NOTICE. If the Sellers elect to exercise their Bring-Along Right under this Article, then such Sellers shall notify the Corporation and the other Shareholders in writing ("Bring-Along Notice"). Each Bring-Along Notice shall set forth (i) the name of the Third Party to which the Sellers propose to Transfer Stock and the number of shares proposed to be transferred, (ii) the address of the Third Party, (iii) the proposed amount and form of consideration, and terms and conditions of payment offered by the Third Party ("Third Party Terms"), and (iv) that the Third Party has been informed of the rights provided for in this Article and has agreed to purchase Stock in accordance with the terms hereof. The Bring-Along Notice shall be given at least thirty (30) days prior to settlement of the proposed Transfer.

                  (c) CONSUMMATION. Except as otherwise provided in this Agreement, upon the giving of a Bring-Along Notice, each Other Shareholder shall be entitled and obligated to sell the Stock set forth therein to the Third Party on the Third Party Terms; neither the Sellers nor any Other Shareholder shall be obligated to consummate the sale of any Stock if the Third Party does not purchase all Stock which the Shareholders are entitled to sell pursuant thereto. Upon the giving of a Bring-Along Notice, Mortensen shall (i) either sell his shares as set forth in this Section 6.01, or (ii) exercise the option to convert his shares as set forth in Section 6.03 hereof, except that the one year time restriction shall not apply to his option under Section 6.03 in the event of a Bring- Along Notice.

                  (d) SETTLEMENT. At the settlement of any Transfer pursuant to this Article, the Third Party shall remit to each Shareholder the consideration for the total sales price of the Stock of such Shareholders sold pursuant hereto, upon delivery by such Shareholder of certificate(s) for such Stock duly endorsed in blank for transfer or accompanied by stock power(s) duly executed in blank , and the compliance by such Shareholder with all other conditions to settlement generally applicable to the Sellers and all Other Shareholders selling Stock in such transaction (including the provision by the Other Shareholders to the Third Party of representations and warranties covering the same subject matter as those provided by the Sellers).

         Section 6.02      TAG-ALONG RIGHT.

                  (a) PROPOSED TRANSFER. If one or more Shareholders ("Sellers") propose to Transfer Stock representing fifty-one percent (51%) or more of the then outstanding Stock, and provided that the Transfer is not a Permitted Transfer (as defined in Section 3.07 hereof), then each of the Shareholders other than the Sellers ("Tag-Along Shareholders") shall have the right ("Tag-Along Right") to require the proposed purchaser(s) to purchase from such Tag-Along Shareholder up to the number of whole shares of Stock not to exceed the number derived by multiplying the total number of shares of Stock to be purchased by the proposed purchaser(s) in such transaction(s) by a fraction, the numerator of which is the total number of shares of Stock owned by such

         Tag- Along Shareholder, and the denominator of which is the total number of shares of Stock owned by the Sellers and all Tag-Along Shareholders. Any Stock purchased from Tag-Along Shareholders pursuant to this Section shall be paid for at the same price per share and upon the same terms of payment and conditions as such proposed Transfer by the Sellers ("Transfer Terms").

                  (b) TAG-ALONG NOTICE. The Sellers shall promptly notify the Tag-Along Shareholders in the event they propose to make a Transfer giving rise to Tag-Along Rights, and shall furnish the Tag-Along Shareholders with the Transfer Terms and a copy of any written offer or agreement pertaining thereto. The Tag-Along Right may be exercised by any Tag-Along Shareholder by delivery of a written notice to each Seller proposing to sell Stock ("Tag-Along Notice") within fifteen (15) days following such Tag-Along Shareholder's receipt of such notice from Sellers. The Tag-Along Notice shall state the number of shares of Stock that such Tag-Along Shareholder proposes to include in such Transfer to the proposed purchaser (not to exceed the number determined in accordance with Article 6.02(a) above). In the event that the proposed purchaser does not purchase the specified number of shares of Stock from the Tag-Along Shareholders on the Transfer Terms, and subject to the same terms and conditions as are applicable to the Sellers in such transaction, then the Sellers shall not be permitted to sell any shares of Stock to the proposed purchaser in the proposed Transfer.

                  (c) SETTLEMENT. At the settlement of any Transfer pursuant to this Article 6.02, the proposed purchaser shall remit to each selling Shareholder the consideration for the total sales price of the shares of Stock of such Shareholder sold pursuant hereto, upon delivery by such Shareholder of certificate(s) for such shares of Stock duly endorsed in blank for transfer or accompanied by stock power(s) duly executed in blank ,and the compliance by such Shareholder with all other conditions to settlement generally applicable to the Sellers and all other Tag-Along Shareholders selling shares of Stock in such transaction (including the provision by Tag-Along Shareholders to the proposed purchaser of representations and warranties covering the same subject matter as those provided by Sellers).

         Section 6.03 MORTENSEN OPTION. At the end of one (1) year from the date of this Agreement, in the event that no sale of Stock has occurred by Mortensen pursuant to this Agreement, Mortensen shall have the option ("OPTION"), at any time after such time, to convert all his shares of Stock of the Corporation into the common stock, $.15 par value ("ACC STOCK") of ACC. The Option to convert Mortensen's Stock into ACC Stock shall be determined by multiplying (i) 4.6 times the trailing twelve months EBITDA (as defined below) of the Corporation as determined in accordance with generally accepted accounting principles (ii) less any net inter-company loans to the Corporation and third party investments in the Corporation (iii) times nineteen percent (19%). The trailing twelve months EBITDA will be determined by the Corporation's certified public accountants. Mortensen shall give the Corporation and ACC written notice of his intention to exercise the Option. Upon notice of exercise of the Option hereunder, ACC shall calculate the conversion multiple within thirty (30) days of receipt of such notice and the number shares of ACC Stock to be received by Mortensen shall be based on the average closing bid price of ACC Stock for the preceding thirty
(30) days in which the ACC Stock was traded from the date of notice given by Mortensen. ACC will immediately notify Mortensen of such calculation, and if agreed to by Mortensen, the parties will proceed with the conversion at a mutually agreeable date and place, which shall in no event be later than sixty
(60) days following the date Mortensen gave notice hereunder. In addition, in the event that Mortensen is given a Bring Along Notice pursuant to Section 6.01 hereunder prior to exercise of the Option hereunder, the Option hereunder must be exercised by Mortensen within thirty (30) days of receipt of the Bring Along Notice, otherwise the Bring Along Notice will take precedence and the Option hereunder will terminate.

         "EBITDA," for purposes of this Agreement, is defined as the Corporation's earnings before interest, taxes, depreciation and amortization and any payments made to ACC as parent company overhead.

                                   ARTICLE VII

                               REGISTRATION RIGHTS
                               -------------------

         Section 7.01.     DEMAND REGISTRATION.

                  (a) REQUEST. If ACC receives at any time after six (6) months from the date of this Agreement and within three (3) years thereafter, a written request from Mortensen that ACC file a registration statement under the Securities Act of 1933, as amended ("Securities Act") covering the registration of Mortensen's ACC Stock pursuant to this
         Section 7.01, then ACC will effect as soon as reasonable, within ten
         (10) business days after receipt of such written request, the registration under the Securities Act of all ACC Stock which Mortensen requests to be registered and included in such registration.

                  (b) UNDERWRITING. If Mortensen intends to distribute the ACC Stock covered by his request by means of an underwriting, then Mortensen will so advise ACC as a part of his request made pursuant to this Section 7.01. Mortensen will enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by ACC. Notwithstanding any other provision of this Section 7.01, if the underwriter(s) advise(s) ACC in writing that marketing factors require a limitation of the number of securities to be underwritten then ACC will so advise Mortensen, and the number of shares of ACC Stock that may be included in the underwriting will be reduced as required by the underwriter(s).

                  (c) MAXIMUM NUMBER OF DEMAND REGISTRATIONS. ACC is obligated to effect only one (1) such registration pursuant to this Section 7.01.

                  (d) DEFERRAL. Notwithstanding the foregoing, if ACC furnishes Mortensen a certificate signed by the Chief Executive Officer of ACC stating that in the good faith judgment of the Board of Directors of ACC , it would be seriously detrimental to ACC and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then ACC will have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of Mortensen; provided, however, that ACC may not utilize this right more than once in any twelve (12) month period.

                  (e) EXPENSES. All expenses incurred in connection with the registration pursuant to this Section 7.01, including without limitation all registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for ACC and underwriters (but excluding underwriters' discounts and commissions), will be borne by Mortensen.

         Section 7.02. PIGGYBACK REGISTRATION. If following the exercise of the Option by Mortensen, ACC at any time proposes to file on its behalf or on behalf of any of its security holders a registration statement under the Securities Act of 1933, as amended ( "Act") on any form (other than a registration statement on Form S-3 or relating to any employee benefit plan or corporation reorganization) for ACC Stock it will give written notice setting forth the terms of the proposed offering at least thirty (30) days before the initial filing with the Securities and Exchange Commission ("SEC") of such registration statement, and offer to include in such filing such shares of ACC Stock as Mortensen may request. Mortensen will advise the ACC in writing within ten (10) days after the date of receipt of such notice from ACC, setting forth the amount of such shares of ACC Stock for which registration is requested. ACC will thereupon include in such filing the number of shares of ACC Stock for which registration is so requested and will use its best efforts to effect registration under the Act of such shares of ACC Stock. Notwithstanding the foregoing, if the managing underwriter(s) of such offering deliver a written statement to ACC that the success of the offering would be materially and adversely affected by inclusion of the ACC Stock owned by Mortensen or other ACC stockholders requested to be included, then the amount of securities to be offered for the accounts of Mortensen and the other ACC stockholders will be reduced pro rata (according to the securities requested to be included in registration) to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter(s).

         7.03. FORM S-3 REGISTRATIONS. In addition to the registration rights provided in Section 7.01 above, if at any time ACC is eligible to use Form S-3 (or any successor form) for registration of secondary sales of ACC Stock, Mortensen may request in writing that the ACC register the shares of ACC Stock owned by him on such form. Thereupon, the ACC will, as soon as practicable, use its best efforts to effect the registration on Form S-3 of all securities that ACC has so be requested to register by Mortensen for sale. ACC will use its best efforts to qualify and maintain its qualification for eligibility to use Form S-3 for such purpose.

                                  ARTICLE VIII

                                     NOTICES
                                     -------

         Section 8.01. NOTICE PROCEDURE. All notices required to be given hereunder will be deemed to be duly given on the date of delivery if delivered in person or three (3) Business Days after the date of mailing if mailed by registered or certified mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and to the Shareholders at the addresses indicated on the signature page of this Agreement. The address of any Shareholder may be changed only by giving written notice of such change of address to all of the other parties hereto in the manner provided herein for giving notices.

                                   ARTICLE IX

                                  STOCK LEGEND
                                  ------------

         Section 9.01. LEGEND REQUIRED BY THIS AGREEMENT. The Corporation and each Shareholder hereby agrees that all certificates representing shares of Stock of the Corporation that at any time are subject to the provisions of this Agreement will have endorsed upon them, in addition to any legend required by the Corporation's bylaws, in boldface type a legend in substantially the following form:

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS' AGREEMENT ("AGREEMENT"), DATED FEBRUARY 1, 2002, AMONG THE SHAREHOLDERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION, AND SAID SHARES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT IN STRICT ACCORDANCE WITH THE TERMS OF THE AGREEMENT. A COPY OF THE AGREEMENT WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF THIS CERTIFICATE UPON RECEIPT BY THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE OF A WRITTEN REQUEST FROM THE HOLDER REQUESTING SUCH A COPY.

         Section 9.02. EXECUTION OF AGREEMENT BY TRANSFEREE. Under no circumstances will any sale or other Transfer of any shares of Stock subject to this Agreement be valid until the proposed transferee has executed and become a party to an Agreement substantially similar to this Agreement and thereby becomes subject to all of its provisions, unless this requirement is waived by written consent of the parties; notwithstanding any other provisions of this Agreement, no such sale or other Transfer of any kind will in any event result in the nonapplicability of the provisions of this Agreement at any time to any of the shares of Stock subject to this Agreement.

                                    ARTICLE X

                                      TERM
                                      ----

         Section 10.01. TERMINATION OF AGREEMENT. This Agreement will terminate upon the earlier of: (a) the agreement of all parties hereto to terminate this Agreement, (b) the purchase by the Corporation of all the shares of Stock of all but one Shareholder, (c) the purchase by any one Shareholder of all of the issued and outstanding shares of Stock of the Corporation, (d) upon the exercise by Mortensen of the Option described in Section 6.03 and subsequent conversion of his Stock for shares of ACC Stock, or (e) upon the dissolution of the Corporation, or upon the filing of a voluntary or involuntary petition by or against the Corporation under Chapter 7 or Chapter 11 of the Bankruptcy Code upon the appointment of a receiver for the Corporation.

         Section 10.02. TERMINATION AS TO SPECIFIC SHAREHOLDER. This Agreement shall terminate as to any specific Shareholder upon the date such Shareholder ceases to own any Stock. Such Shareholder also shall cease to be a party to this Agreement as of the date that he ceases to own, directly or beneficially, any Stock.

                                   ARTICLE XI

                                  MISCELLANEOUS
                                  -------------

         Section 11.01. FURTHER ASSURANCES. Each party to this Agreement agrees to perform all further acts and to execute and deliver all further documents which may be reasonably necessary to carry out the provisions of this Agreement.

         Section 11.02. SEVERABILITY. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by an court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, will not be affected, and in lieu of such unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms as may be valid and enforceable.

         Section 11.03. CONSTRUCTION. Whenever used in this Agreement, the singular number will include the plural, and the plural number will include the singular; pronouns in the masculine, feminine, or neuter gender will include each other gender.

         Section 11.04. GOVERNING LAW. This Agreement has been executed in and will be governed by the laws of the State of Texas.

         Section 11.05. SUCCESSORS. Subject to the restrictions against Transfer or assignment as contained in this Agreement, the provisions of this Agreement will benefit and will be binding on the assigns, successors in interest, personal representatives, estates, heirs and legatees of each of the parties hereto. Each of the Shareholders agrees that he or she will not create or permit to exist any lien, claim or encumbrance at any time on any of his or her shares of stock subject to this Agreement, other than the encumbrance created by this Agreement.

         Section 11.06. AMENDMENT. This Agreement may only be amended by the written consent of all of the parties to this Agreement at the time of such amendment.

         Section 11.07. HEADINGS. The section headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement.

         Section 11.08. TREASURY STOCK. If any Stock that is held as treasury stock of the Corporation is transferred pursuant to a foreclosure, the Transferee of such transaction shall hold the Stock subject to all of the provisions of this Agreement as if such Transferee were a "Shareholder" as that term is used herein.

         Section 11.09. ENTIRE AGREEMENT: COUNTERPARTS. This Agreement contains the entire understanding between the parties concerning the subject matter contained in this Agreement. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties hereto, relating to the subject matter of this Agreement, which are not fully expressed herein. This Agreement may be signed in one or more counterparts, all of which shall be considered one and the same agreement.

         Section 11.10. INSURANCE. The Corporation may desire to acquire insurance on the lives of any one or more Shareholders in order to provide funds for its commitment to purchase Stock in the event of a Shareholder's death. Each Shareholder agrees to cooperate with the Corporation in this endeavor and to assist it to the extent required in order to allow it to obtain such insurance.

         Section 11.11. WAIVER. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by an party.

         Section 11.12. SPECIFIC PERFORMANCE. The right to own and vote Stock and to restrict the transfer of the Stock is hereby declared by the parties hereto to be a unique right, the loss of which is not readily susceptible to monetary quantification. Consequently, the parties hereto agree that an action for specific performance of the purchase and sale obligations created by this Agreement or an action brought to enjoin the unauthorized transfer of Stock are remedies for the breach of the provisions of this Agreement. If the parties to this Agreement are forced to institute legal proceedings to enforce their rights in accordance with the provisions of this Agreement, they shall be entitled to recover their reasonable attorneys' fees and court costs incurred in enforcing such rights.

         Section 11.13. BUSINESS DAYS. Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular Business Day following such Saturday, Sunday or legal holiday.

         Section 11.14. COMMUNITY PROPERTY INTERESTS. The parties hereto acknowledge that a spouse of a Shareholder may own a community property interest in the Stock of a spouse, but the parties hereto hereby agree that the term "Shareholder" shall apply only to the named individual parties to this Agreement, and shall not apply to the spouse of any such party.

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement to be effective as of the date first written above.

                                       JENS OILFIELD SERVICES, INC.


                                       By: /S/ MUNAWAR H. HIDAYATALLAH
                                          --------------------------------------
                                            Munawar H. Hidayatallah,
                                            Chairman and Chief Executive Officer
                                            8150 Lawndale
                                            Houston, Texas 77012

SHAREHOLDER:                       ALLIS-CHALMERS CORPORATION


                                   By: /S/ MUNAWAR H. HIDAYATALLAH
                                      ----------------------------------------
                                        Munawar H. Hidayatallah,
                                        Chief Executive Officer
                                        8150 Lawndale
                                        Houston, Texas 77012

                                        Owner of ______ Shares





SHAREHOLDER:                       By: /S/ JENS H. MORTENSEN, JR.
                                      ----------------------------------------
                                        Jens H. Mortensen, Jr.
                                        12301 Rooth Road
                                        McAllen, Texas 78504

                                        Owner of ______ Shares



                                   By: /S/ TAMMI MORTENSEN
                                      ----------------------------------------
                                        [Spouse of Jens H. Mortensen, Jr.]
                                        --------------------------------------
                                                     [Name Printed]